EXHIBIT 6.1

Date: December 1, 2017

This letter is to confirm the verbal agreement between Webb Interactive Services and Steve Slome: Term: 12 Months. This agreement shall automatically renew unless terminated by either party. Title: President/CEO

Effective Date: December 1, 2017

Salary: $100,000 per year

Bonus: To be determined

Cellphone and Car Allowance: To be determined

Business Travel: Subject to prior approval, the Company will pay for any and all travel that is related to the Company

Sincerely,

Steve Slome

Webb Interactive Services, Inc.

President/CEO/Director